Third Amended and Restated

Schedule A

to the

Administration Agreement

by and between

Aspiriant Trust

(f/k/a Aspiriant Global Equity Trust)

and

UMB Fund Services, Inc.

Intending to be legally bound, the undersigned hereby amend and restate Schedule A to the aforesaid Agreement as follows, effective as of the date set forth below.

NAMES OF FUNDS

Aspiriant Risk-Managed Equity Allocation Fund

Aspiriant Risk-Managed Municipal Bond Fund

Aspiriant Defensive Allocation Fund

Aspiriant Risk-Managed Taxable Bond Fund

In witness whereof, the undersigned have executed this Third Amended and Restated Schedule A to the Administration Agreement between Aspiriant Trust (f/k/a Aspiriant Global Equity Trust) and UMB Fund Services, Inc., effective as of the 29th day of March, 2018.

UMB FUND SERVICES, INC.		ASPIRIANT TRUST

By:	/s/ Maureen A. Quill	By:	/s/ Benjamin D. Schmidt
	Maureen A. Quill		Benjamin D. Schmidt
	President		Secretary & Assistant Treasurer